Exhibit 24

LIMITED POWER OF ATTORNEY

        BE IT KNOWN, that Bret A. Woodson has made and appointed, and by these presents does make and appoint, Scott C. Folkers, acting individually, in his capacity as compliance officer for Winnebago Industries, Inc., true and lawful attorney for him and in his name, place and stead, for the following specific and limited purposes only:

To sign any and all documents required by the Securities and Exchange Commission to ensure compliance with the rules and regulations thereof by me in connection with any transactions I may complete involving the stock of Winnebago Industries, Inc.

giving and granting said attorney full power and authority to do and perform all and every act and thing whatsoever necessary to be done in and about the specific and limited premises set out herein as fully, to all intents and purposes, as might or could be done if personally present, with full power of substitution and revocation, hereby ratifying and confirming all that said attorney shall lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, I have hereunto set my hand this 9th day of January, 2015.

/s/ Bret A. Woodson
Bret A. Woodson

STATE OF IOWA	)
)ss:
COUNTY OF HANCOCK	)

        The foregoing instrument was acknowledged by me this 9th day of January, 2015, by Bret A. Woodson who is personally known by me and who did not take an oath.

/s/ Karen C. Jefson
Notary Public State of Iowa My Commission Expires: 5-11-2016	(SEAL)